Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 212.521.5400 Fax 212.521.5450

May 21, 2007

YTB International, Inc.
1901 East Edwardsville Road
Wood River, IL 62095

Ladies and Gentlemen:

We are acting as counsel to YTB International, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form SB-2 filed on May 21, 2007 (as it may be amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), covering 200,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), which are being registered in connection with the proposed sale of the shares of Common Stock by the selling stockholder listed therein.

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have assumed with your permission and without independent investigation that the statements of the Company contained in the Registration Statement are true and correct as to all factual matters stated therein.

Based upon the foregoing, and solely with respect to the federal laws of the United States and the Delaware General Corporation Law, we are of the opinion that the 200,000 shares of Common Stock included in the Registration Statement, consisting of shares of Common Stock that are issuable pursuant to the exercise of the Company’s warrants to purchase Common Stock, have been duly authorized, and, when issued, delivered and paid for in accordance with the terms and conditions of the instruments governing their issuance, will be legally issued, fully paid, non-assessable and binding obligations of the Company under the laws of the State of Delaware.

LONDON  NEW YORK  LOS ANGELES  SAN FRANCISCO  WASHINGTON, D.C.  PHILADELPHIA  PITTSBURGH  OAKLAND  PRINCETON
FALLS CHURCH  WILMINGTON  NEWARK  MIDLANDS, U.K.  CENTURY CITY  RICHMOND  HARRISBURG  LEESBURG  WESTLAKE VILLAGE

r e e d s m i t h . c o m

This opinion is to be used only in connection with the offer and sale of the Common Stock while the Registration Statement is in effect and may not be used, quoted or relied upon for any other purpose nor may this opinion be furnished to, quoted to or relied upon by any other person or entity, for any purpose, without our prior written consent.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. The opinions set forth herein are based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

                             Respectfully submitted,

                             /s/ REED SMITH LLP

                             REED SMITH LLP